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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.   Name and Address of Reporting Person*

    Smith                            James                  M.
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   (Last)                           (First)             (Middle)


    c/o AnnTaylor Stores Corporation
    142 West 57th Street
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                                    (Street)

    New York                           NY               10019
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     AnnTaylor Stores Corporation   (ANN)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     11/98

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Vice President - Controller
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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                             6.
                                                              4.                                 5.             Owner-
                                                              Securities Acquired (A) or         Amount of      ship
                                                 3.           Disposed of (D)                    Securities     Form:     7.
                                                 Transaction  (Instr. 3, 4 and 5)                Beneficially   Direct    Nature of
                                   2.            Code         -------------------------------    Owned at End   (D) or    Indirect
1.                                 Transaction   (Instr. 8)                   (A)                of Month       Indirect  Beneficial
Title of Security                  Date          ------------     Amount      or     Price       (Instr. 3      (I)       Ownership
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)                and 4)         (Instr.4) (Instr. 4)
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Common Stock                       11/20/98       S               10,623      D      $32.00                     D
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Common Stock                       11/23/98       S                  500      D      $31.75                     D
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Common Stock                       4/15/98*-      L                  144      A      $23.19*<F1>  188           D
                                   11/10/98
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<F1>
* Shares acquired under the issuer's Employee Stock Purchase Plan, through automatic monthly payroll deductions, at market prices. Average cost $23.19 (range $31.89 to $16.185).


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                              7.                            ative     Deriv-   11.
                 sion                       Number of                       Title and Amount              Secur-    ative    Nature
                 or                         Derivative    6.                of Underlying        8.       ities     Secur-   of
                 Exer-             4.       Securities    Date              Securities           Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)     of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date   -------------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)               Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------               or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-               Number  ity      Month     (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion                  of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)    cisable  Date     Title        Shares  5)       4)        4)       4)
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Employee
 Stock Options  $20.00   11/19/98 X                2,500 Note 1   2/26/03  Common Stock  2,500  $20.00       0     D
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Employee
 Stock Options  $25.375  11/19/98 X                1,666 Note 1   2/23/04  Common Stock  1,666  $25.375  3,334     D
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Employee
 Stock Options  $17.125  11/19/98 X                  832 Note 1   5/1/06   Common Stock    832  $17.125  4,168     D
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Employee
 Stock Options  $21.00   11/19/98 X                5,625 Note 1   2/20/07  Common Stock  5,625  $21.00   1,875     D
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====================================================================================================================================

Explanation of Responses:
Note 1: Became exercisable in installments, pursuant to vesting schedules previously reported by Reporting Person on Forms 3, 4 and/or 5 filed with the Commission.


      /s/ James M. Smith                                         12/8/98
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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